Exhibit 99(p)(4)

CODE OF ETHICS

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;

•	Compliance with all applicable Federal Securities Laws;

•	Reporting and review of personal securities transactions and holdings;

•	Reporting of violations of the code; and

•	The provision of the code to all supervised persons.

Risks

In developing these policies and procedures, Cadence considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Employees do not understand the fiduciary duty that they, and Cadence, owe to Clients;

•	Employees and/or Cadence fail to identify and comply with all applicable Federal Securities Laws;

•	Employees do not report personal Securities transactions;

•	Employees trade personal accounts ahead of Client accounts;

•	Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

•	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

•	Cadence does not provide its Code of Ethics and any amendments to all Employees; and

•	Cadence does not retain Employees’ written acknowledgements that they received the code and any amendments.

Cadence has established the following guidelines to mitigate these risks.

Policies and Procedures

Introduction

This Code of Ethics (the “Code”) is based on the principle that you, as an officer or employee of Cadence Capital Management LLC (“the Company”) owes a fiduciary duty to the shareholders of the registered investment companies (the “Funds”) and other clients (together with the Funds, the “Advisory Clients”) for which the Company serves as an adviser or sub-adviser. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients.

At all times, you must:

1. Place the interests of our Advisory Clients first. As a fiduciary, you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients. You may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client. For example, you would violate this Code if you caused an Advisory Client to purchase a security you owned for the purpose of increasing the price of that security. Likewise, in connection with your regular functions and duties, you would violate this Code if you made a personal investment in a security that might be an appropriate investment for an Advisory Client without first considering the security as an investment for the Advisory Client.

2. Conduct all of your personal securities transactions in full compliance with this Code and the Cadence Insider Trading Policy. The Company encourages you and your family to develop personal investment programs. However, you must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code. Failure to comply with this Code may result in disciplinary action, including termination of employment. In addition, you must comply with the policies and procedures set forth in the Cadence Insider Trading Policy and Procedures. Questions regarding these policies and procedures should be addressed with the Company’s Chief Compliance Officer (“CCO”).

3. Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, gifts or gratuities from persons seeking business with the Company directly or on behalf of an Advisory Client could call into question the independence of your business judgment. In addition, information concerning the identity of security holdings and financial circumstances of an Advisory Client is confidential. You may not use personal or account information of any client of the Company except as permitted by the Company’s Privacy Policy. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading Fiduciary Duties.

4. Comply with applicable federal securities laws and regulations. In connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Advisory Client, you are not permitted to: (i) defraud such client in any manner; (ii) mislead such client, including making a statement that omits material facts; (iii) engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client; (iv) engage in any manipulative practice with respect to such client; or (v) engage in any manipulative practices with respect to securities, including price manipulation.

Accounts Covered Under the Code

All accounts where an employee is deemed to have beneficial ownership are subject to the provisions of this Code. For purposes of this Code, Beneficial Ownership shall be interpreted in the same manner as the definition contained in the provision of Section 16 of the Securities Exchange Act of 1934 under Rule 16a-1(a)(2).

Generally, you are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect pecuniary interest in the Securities.

You have a pecuniary interest in Securities if you have the opportunity to directly benefit or share in any profit derived from a transaction in the Securities.

The following are examples of a person having Beneficial Ownership of Securities:

a.	Securities held in the name of the officer or employee of the Company.

b.	Securities held by members of your immediate family sharing the same household.

Immediate family includes any spouse, domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any adoptive relationship.[1]

c.	Your interest as a general partner in Securities held by a general or limited partnership.

d.	Your interest as a manager-member in the Securities held by a limited liability company.

e.	Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

f.	Your ownership of a vested beneficial interest in a trust.

g.	Your status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, a limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have (or share) investment control over the Securities held by the entity.

The final determination of Beneficial Ownership is a question to be determined in light of the facts for each particular case. If in doubt, employees should consult with the Company’s CCO. Additional guidance on Beneficial Ownership can be found in Appendix I.

Covered Securities

The following list identifies the “Covered Securities” or “Securities” that are deemed subject to the requirements of the Code:

[1]	Please direct any questions concerning the definition of “immediate family” to the Company’s Compliance Officer.

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or shares of closed-end investment companies, or any shares in the Funds (collectively “Mutual Funds”), in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security. The purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

The definition of Securities also includes security futures and futures and options on any group or index of Securities (as defined in the Investment Company Act of 1940).

Exempt Securities

Covered Securities does not include:

•	Direct obligations of the Government of the United States;

•	Bonds;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by open-end Funds or unit investment trusts that are invested exclusively in one or more open-end registered investment companies[2]; and

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in Cadence’s Personal Securities Transactions policies and procedures.

Personal Securities Transactions Policies and Procedures

Pre-Clearance Requirements

All of the Company’s employees must pre-clear their personal securities transactions by submitting a Pre-Clearance Request Form via Compliance Science’s Personal Trading Control Center (“PTCC”) Website. Acquisitions or dispositions of any Exempt Securities, Bonds and Mutual Fund transactions are not subject to pre-clearance requirements.

All pre-clearance approvals are effective until the close of business on the day that pre-clearance is given (4:00 P.M EST). If the individual submitting the request wishes to execute a trade in the same

[2]	Specifically, shares of non-proprietary registered open-end investment companies that are not sub-advised by the Company.

Security or an equivalent Security on subsequent days, a new pre-clearance request must be submitted. GTC (good till canceled) orders will not be cleared.

Exempt Transactions

The following transactions are exempt from pre-clearance under the Code:

•	Purchases of Covered Securities under a dividend reinvestment plan.

•	Purchases of Covered Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

•	Acquisitions or dispositions of Covered Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

•	Dispositions of Securities of a private issuer, i.e. private placements.

•	Exchange-traded futures and options on currencies.

•	Short sales, puts, calls, straddles, or options on any Exempt Security.

•	Shares of non-proprietary registered open-end investment companies that are not advised or sub-advised by the Company.

•	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end investment companies.

•	Exchange-traded futures and options on broadly-based indices.

•	Purchases or sales up to $100,000 per calendar month per issuer of fixed-income Securities issued by U.S. corporations.

•	Purchases or sales up to $1,000,000 per calendar month per issuer of fixed-income Securities issued by Qualified Foreign Governments[3].

•	Other specific transactions as may be exempted by the Company’s CCO based upon a determination that the transaction(s) do not interfere or appear to interfere with making decisions in the best interest of our Advisory Clients. On a case-by-case basis, the CCO may exempt a specific transaction from any of the provisions of this Code except for the provisions set forth in the Reporting and Certification section. All requests to exempt a transaction must be in writing and forwarded to the CCO for approval prior to your executing the transaction.

[3]	A Qualified Foreign Government is a national government of a developed country with outstanding fixed-income securities in excess of fifty billion dollars.

Please note: Qualified Foreign Governments may change from time to time. Accordingly, you may purchase a Covered Security deemed to be an EXEMPT SECURITY only to find that when you wish to sell them, you may not do so without prior approval from the Company’s CCO.

Prohibited Transactions

All Employees. The following restrictions apply to all of the Company’s Employees:

a)	Same day securities may not be purchased or sold by an employee if, at the time of pre-clearance, there is a pending buy or sell order on the relevant trading desk on behalf of an Advisory Client in the same Security or an equivalent Security[4]. Such orders by an employee can only be purchased or sold on the fourth day following day that the Advisor Client(s) order has been executed or withdrawn.

b)	Securities may not be purchased or sold if, at the time of pre-clearance, you knew or should have known that an Advisory Client would be trading in the same security or an equivalent Security on the same day.

c)	You may not acquire Beneficial Ownership of any securities in an initial public offering (as defined in Rule 17j-1).

d)	You may not purchase or sell Securities during the period beginning three days before and ending three days after the day on which an Advisory Client trades in the same Security or an equivalent Security.

NOTE: If you pre-clear a Securities transaction prior to the commencement of an Advisory Client trading in the same Security or an equivalent Security, it may not be deemed a violation of this Code unless you knew or should have known that the Advisory Client would be trading in that Security or an equivalent Security within three days after your trade.

e)	You may not profit from the purchase and sale, or sale and purchase, within 30 calendar days, of the same Securities or equivalent Securities (other than Exempt Securities) of which you have Beneficial Ownership. Any such short-term trade must be unwound, or if that is not practical, the profits must be contributed to a charitable organization selected by the Company. NOTE: additional guidance on this restriction can be found in Appendix II.

You are considered to profit from a short-term trade if Covered Securities of which you have Beneficial Ownership are sold for more than the purchase price of the same Securities or equivalent Securities, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities.

f)	You are prohibited from transactions involving puts, calls, straddles, options and/or short sales unless the security is an Exempt Security or the transaction is approved by the Company’s CIO or the Company’s CCO.

[4]	An equivalent Security of a given Security is (i) a Security issuable upon exercise, conversion or exchange of the given Security, (ii) a Security exercisable to purchase, convertible into or exchangeable for the given Security, or (iii) a Security otherwise representing an interest in or based on the value of the given Security.

Trading Restrictions in Registered Open-End Investment Companies

a)	Trading in Mutual Funds where the Company is the Adviser or Sub-Adviser:

Employees may not purchase and sell, or sell and purchase the same Mutual Fund, in any 30-day period, regardless of whether those transactions occurred in a single account (e.g., a brokerage account, a 401(k) account, a deferred compensation account, etc.) or across multiple accounts in which the employee has beneficial interest.

i.	This prohibition will not apply, however, with respect to purchases made pursuant to an automatic payroll investment, a deferred compensation, 401(k) or retirement plan (e.g., purchases of mutual fund shares every pay period in an employee’s 401(k) plan). In order to rely on this exception, your investment options in such plans may not be changed more than once each month.

ii.	This prohibition will not apply with respect to automatic reinvestments of dividends, income or interest received from the mutual fund.

iii.	This prohibition will not apply to purchases and sales of a mutual fund security that are made by a fund of funds in which an employee invests, as long as the employee’s operating entity does not manage or sub-advise that fund of funds.

Private Placements

If you are an “Access Person,” you may not acquire Beneficial Ownership of any Securities in a private placement5, unless you have received prior written approval from the Company’s CCO. Approval will be not be given unless a determination is made that the investment opportunity should not be reserved for one or more Advisory Clients, and that the opportunity to invest has not been offered to you solely by virtue of your position. The form for requesting private placement approval is attached to this Code (Appendix III). Access Person for the purposes of this Code means any director, officer or employee of the Company who, in connection with their regular duties, makes, participates in, or has access to nonpublic information regarding the purchase or sale of Covered Securities by the Advisory Clients, or has access to nonpublic information regarding the portfolio holdings of Mutual Funds advised or sub-advised by the Company.

If you are a “Portfolio Employee” and have acquired Beneficial Ownership of Securities in a private placement, you must disclose your investment when you play a part in any consideration of an investment by an Advisory Client in the issuer of the Securities, and any decision to make such an investment must be independently reviewed by the Company’s CIO or a Portfolio Manager who does not have Beneficial Ownership of any Securities of the issuer. “Portfolio Employee” for the purposes of this Code means any employee of the Company who, in connection with their regular functions and duties, makes, or participates in making, recommendations regarding the purchase or sale of securities on behalf of any Advisory Client, provides information or advice to a portfolio manager, or helps execute a portfolio manager’s recommendations. Generally, Portfolio Employees includes, but is not limited to, portfolio managers, research analysts and traders.

Use of Broker-Dealers and Brokerage Accounts

[5]	A private placement is an offering of ownership in a new or secondary issue to a single investor or group of investors. The sale or placement is usually made through an investment banker and the securities’ public resale restricted if they are not registered under the Securities Exchange Act of 1933.

Employees may only maintain a brokerage or trading account with a broker that is able to provide Compliance Science (the Company’s personal trading surveillance provider) with an electronic feed of the employee’s account statements and transactional confirms. The broker dealer must be willing to provide the account number, date of transaction, whether it was a buy/sell, security name, amount of transaction, and the price in such electronic feed.

Most brokers require that the Company provide a Rule “407” letter which acknowledges that your account is held by such broker and requests that the broker provide the Company’s CCO with duplicate client account statements and transactional confirms. The Company’s CCO will execute this letter for any of your beneficially owned accounts.

Employees are not required to comply with the provisions under this section if their brokerage or trading account is: 1) fully managed by a third party, and 2) exclusively holds Exempt Securities and is unable to hold any Covered Securities.

Reporting and Certification

Initial Reporting and Certification for New Employees

Within 10 days following the commencement of employment at the Company, all employees are required to complete and submit the Initial Acknowledgement Certification and the Initial Listing of Personal Securities Holdings, Mutual Fund and Brokerage Accounts forms via PTCC. The information supplied must be current as of a date no more than 30 days before becoming an employee.

Quarterly Transactional and Holdings Reporting

All employees that maintain a brokerage or trading account must complete and submit a Quarterly Transaction and Holdings Certifications for all “Covered Securities” via PTCC within 30 days following the end of each calendar quarter.

All employees are also required to disclose any new personal trading accounts to the CCO on a quarterly basis.

Annual Reporting and Certification

Within 30 days following the end of the calendar year, all “active” employees are required to complete and submit the Annual Listing of Securities Holdings, Acknowledgement of Receipt and Compliance Certification form via PTCC.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from an unaffiliated investment adviser, and may provide employees with the exact wording and a clear definition of “no direct or indirect influence or control” that the adviser consistently applies to all Employees. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to Cadence’s Code, absent reliance on the reporting exception. Employees who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter.

Reliance on this independent or separately managed account exception is conditioned on Cadence’s receipt of the attached Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO. Employees should consult with the CCO before excluding any accounts, especially those held by immediate family members sharing the same household.

Personal Trading and Holdings Reviews

Cadence’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO, or a designee will closely monitor Employees’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

•	Personal trading in Securities also held by a Mutual Fund advised by Cadence;

•	Trading opposite of Client trades;

•	Trading ahead of Clients; and

•	Trading that appears to be based on Material Non-Public Information.

The CCO, or a designee, will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Employee trading with Clients’ trades as necessary. Upon review, the CCO or a designee will document that the quarterly transaction reports have been reviewed, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CEO or his designee will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Remedial Action

Material Trading Violations

The Company reserves the right to cancel any trade (without prior notice and at the employee’s expense) or to instruct you to cancel a trade at your expense. The Company may suspend or revoke your trading privileges at any time. Employee trading violations can result in penalties ranging from cancellation of an offending trade to termination of your employment. Any loss from an impermissible trade will be charged to the employee and any profits may be forfeited. Violations may also lead to civil or criminal proceedings and penalties. Failure to pre-clear trades or comply with any of the reporting requirements may result in sanctions including fines. All fines collected will be donated to an approved charity.

Escalation Procedures for Code Violations

1)	An employee will receive a verbal warning upon such employee’s first failure to comply with the requirements of this Code.

2)	An employee will be fined $50 for the second failure to comply with the requirements of this Code.

3)	An employee will be fined $100 for the third failure to comply with the requirements of this Code and for all violations thereafter.

Reporting Violations

Improper actions by Cadence or its Employees could have severe negative consequences for Cadence, its Clients and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees, contractors, subcontractors or agents must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Examples of the types of reporting required include, but are not limited to, noncompliance with applicable laws, rules and regulations; fraud or illegal acts involving any aspect of the operating entity’s business; material misstatements in regulatory filings, internal books and records, client records or reports; activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the operating entity. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the CEO on the matter. Any problems identified during the review will be addressed in ways that reflect Cadence’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the CEO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any association action(s), to Cadence’s senior management. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, Cadence will report its findings to the Mutual Fund’s Board of Directors or Trustees pursuant to Rule 17j-1.

Procedure

Any Reporting Person believing a violation is occurring or has occurred is encouraged to report that information to Cadence’s Chief Compliance Officer. Except as may be required by applicable law, the Chief Compliance Officer shall keep the name of the Reporting Person confidential.

Upon receiving information about a suspected violation, the Chief Compliance Officer shall undertake a preliminary investigation to determine if the information can be substantiated. Reporting Persons will be kept informed of the status of the investigation by the Chief Compliance Officer. The Chief Compliance Officer will report details or the violation to the persons under investigation, appropriate management, and as necessary, other appropriate U.S. federal and state regulatory and law enforcement authorities.

In order to monitor whether the Reporting Person is being subjected to reprisals or retaliation, the Chief Compliance Officer shall from time to time contact the Reporting Person to determine whether any changes in the Reporting Person’s work situation has occurred as a result of providing such information. If the Chief Compliance Officer determines that any reprisal or retaliation has occurred, a report of this shall be made to appropriate management, with agreement of the Reporting Person.

Any Reporting Person who feels he or she has been the subject of reprisal or retaliation because of his or her providing information should immediately notify the Chief Compliance Officer.

Freedom to Report (no retaliation)

Cadence and any officer, employee, contractor, subcontractor, or agent of Cadence, is prohibited from discharging, demoting, suspending, threatening, harassing, or in any other manner discriminating against Reporting Persons in the terms and conditions of employment because of any lawful act done by Reporting Persons to provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the Reporting Persons reasonably believes constitutes a violation. It is the policy of Cadence to encourage Reporting Persons to disclose a violation. Reporting Persons have the option, and are encouraged to report any violation to the Chief Compliance Officer with confidentiality. The policy is intended to create an environment where employees can act without fear of reprisal or retaliation.

Whistleblower Policy

Nothing in this Code of Ethics and other Cadence policies and procedures prohibits Employees from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, the Inspector General, any agency or self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Employees do not need the prior authorization of the Company to make any such reports or disclosures, and Employees are not required to notify Cadence that they have made such reports or disclosures.

Recordkeeping Requirements

The Company shall maintain and preserve in an easily accessible place:

A.	A copy of this Code, or any other Code of Ethics, that was in effect within the previous 5 years.

B.	A record of any violation of this Code and of any action taken as a result of such violation for a period of 5 years following the end of the reporting year in which the violation occurs.

C.	A record of any decision, and the reasons supporting the decision, that were used to approve an employee’s trade that was deemed an exception to the provisions of this Code.

D.	A record of all written acknowledgements of receipt of the Code and amendments for each person covered under the Code within the past 5 years. These records must be kept for 5 years after the individual ceases to be an employee of the operating entity.

E.	A copy of each report submitted under this Code for a period of 5 years.

F.	A list of all persons who are, or within the past 5 years were, subject to the reporting requirements of the Code.

G.	A record of any decision, and the reasons supporting the decision, that were used to approve an employee’s investment in a private placement for at least 5 years after the reporting year in which approval was granted.

H.	The following records relating to Rule 206(4)-5 promulgated under the Investment Advisers Act of 1940, as amended shall be kept for at least 5 years beginning March 14, 2011:

a.	The names, titles and business and residence addresses of all covered associates of the investment adviser working at the investment adviser;

b.	All government entities to which the investment adviser provides or has provided investment advisory services in the past 5 years;

c.	All direct or indirect contributions made by the investment adviser or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a State or political subdivision thereof, or to a political action committee; and

d.	The name and business address of each regulated person to whom the investment adviser provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf, in accordance with Rule 275.206(4)-5(a)(2).

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Cadence and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Cadence to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Cadence’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Cadence must act in its Clients’ best interests. Neither Cadence, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Cadence’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Distribution of the Code and Acknowledgement of Receipt

Cadence will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must use PTCC to acknowledge that they have received, read, understood, and agree to comply with the Company’s policies and procedures described in this Manual, including this Code of Ethics.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Cadence, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Cadence, its Employees, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Cadence’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Cadence and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Cadence and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

Disclosure of the Code of Ethics

Cadence will describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client requests for Cadence’s Code of Ethics should be directed to the CCO.

Appendix I– Guidance on Beneficial Ownership

1. Securities Held By Family Members

(a) Example 1-A:

X and Y are married. Although Y has an independent source of income from a family inheritance and segregates her funds from those of her husbands, Y contributes to the maintenance of the family home. X and Y have engaged in joint estate planning and have the same financial adviser. Since X and Y’s resources are clearly significantly directed towards their common property, they will be deemed to be beneficial owners of each other’s securities.

(b) Example 1-B:

X and Y are separated and have filed for divorce. Neither party contributes to the support of the other. X has no control over the financial affairs of his wife. Neither X nor Y is a beneficial owner of the other’s securities.

(c) Example 1-C:

X’s adult son Z lives in X’s home. Z is self-supporting and contributes to household expenses. X is a beneficial owner of Z’s securities.

(d) Example 1-D:

X’s mother A lives alone and is financially independent. X has power of attorney over his mother’s estate, pays all her bills and manages her investment affairs. X borrows freely from A without being required to pay back funds with interest, if at all. X takes out personal loans from A’s bank in A’s name, the interest from such loans being paid from A’s account. X is a significant heir of A’s estate. X is a beneficial owner of A’s securities.

2. Securities Held by a Company

(a) Example 2-A:

O is a holding company with 5 shareholders. X owns 30% of the shares of the company. Although O does no business on its own, it has several wholly-owned subsidiaries which manufacture oil- related products. X has beneficial interest in the securities owned by O.

3. Securities Held in Trust

(a) Example 3-A:

X is trustee of a trust created for his two minor children. When both of X’s children reach 21, each will receive an equal share of the corpus of the trust. X is a beneficial owner of the securities in the trust.

(b) Example 3-B:

X is trustee of an irrevocable trust for his daughter. X is a director of the issuer of the equity securities held by the trust. The daughter is entitled to the income of the trust until she is 25 years old, and is then entitled to the corpus. If the daughter dies before reaching 25, X is entitled to the corpus. X should report the holdings and transactions of the trust as his own.

Appendix II – Guidance on Short Term Profit Recovery

The Code provides for the disgorgement of any profit realized by an employee of Cadence Capital Management LLC (“Cadence”) on transactions in the same or equivalent security within 30 days. This applies to the purchase and sale (or sale and purchase) of a security within a 30-day period in any beneficially owned account.

The following are various questions and answers to help you understand this provision. If you have any further questions regarding this provision, you should contact Cadence’s Chief Compliance Officer.

Q. How is the 30-day period measured?

A. A purchase or sale is ordinarily deemed to occur on trade date. If the purchase is considered to be made on day 0, day 31 is the first day a sale of those securities may be made without regard to the profit of recovery rule.

Q. How are profits measured when there is a series of purchases and sales within the 30 calendar day period?

A. A series of purchases and sales will be measured on a first-in, first-out basis until all purchases and sale transactions within a 30-day period are matched. The sum of the profits realized on these paired purchases and sales will be subject to disgorgement. No reduction will be made for losses.

Q. In calculating the amount of profit that can be recovered, does it matter in what order the transactions occur?

A. No, even if the sale precedes the purchase, these transactions will be matched if they occur with a 30-day period.

Q. Is the short sale of a security considered a sale?

A. Yes, a short sale is considered a sale for all purposes (reporting, pre-clearance, and the 30-day profit recovery rule). It is important to keep in mind that when the profits are computed under the 30-day rule, the order of the transactions is not relevant in calculating profit; for example, a sale (or short sale) can be matched against a subsequent purchase. Please note that naked short sales are prohibited under the Code of Ethics.

Derivative Transactions

For the purposes of reporting, pre-clearance and the 30-day profit recovery rule, a transaction in any put or call option (except an option on an Exempt Security or index) or any future on a security (except a future on an Exempt Security or index), will be treated as a derivative transaction. For the purposes of this Code, derivative transactions will be divided into two categories: “call equivalent positions” and “put equivalent positions”. A “call equivalent position” is treated as a purchase of the underlying security. Conversely, a “put equivalent position” is treated as a sale of the underlying security. Please note that writing or acquiring naked options are prohibited under the Code of Ethics.

Cadence Capital Management LLC

Appendix III – Private Placement Approval Request Form

(NOTE: MUST ATTACH A COPY OF THE PRIVATE PLACEMENT MEMORANDUM, OFFERING MEMORANDUM OR ANY OTHER RELEVANT DOCUMENTS)

Date Submitted:     /    /                                             Employee Name:

Dpt/Job Title:                                                           Entity/Employee Group:

1.	Name of the Sponsor’s corporation, partnership or other entity:

a) Name of private placement:

2.	The sponsor’s corporation, partnership, or other entity is: Public Private

3.	Describe the business to be conducted by the issuer of the private placement:

4.	Nature of your participation: Stockholder Selling Agent General Partner Limited Partner

Other:

5.	Have you received, or will you receive “selling compensation” in connection with the transaction?

        YES             NO      If yes, describe the nature of your compensation:

6.	Size of offering (if a fund-provide size of fund):

7.	Size of your participation as a percentage of total shares or units outstanding:

8.	Have you or do you intend to recommend, refer, or solicit others in any way in connection with this investment?

        YES              NO

If Yes, please describe:

9.	Has this private placement been made available to any client account where either you, or the person you report to, exercise investment discretion? YES NO

If no, state why:

10.	Describe how you became aware of this private placement:

11.	To the best of your knowledge, will this private placement result in an IPO within the next 12-18 months?

        YES              NO

Approved	Disapproved		Date: / /
Division Head Signature

Approved	Disapproved		Date: / /
Chief Compliance Officer

Initial:
Date:

Annual Compliance Questionnaire Supplement

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question		Yes	No

1.	Are you or any members of your immediate family employed by a financial services company other than Cadence, or by a company that provides products or services to Cadence?

2.	Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?

3.	Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to Cadence?

4.	Do you or any members of your immediate family serve as trustee, executor, or in a similar capacity for any client or investor?

5.	Do you or any members of your immediate family have any other business or personal relationship with any client or investor?

6.	Are you or any members of your immediate family employed by any government?

7.	Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit organizations)?

8.	Are you aware of any conflicts of interest that have not already been disclosed to the CCO involving Cadence, you or your immediate family members, and any client or investor?

9.	Have you complied with Cadence’s requirements regarding the disclosure and approval of outside business activities?

10.	Are you aware of any potentially material, non-public information that has not been previously disclosed to the CCO? (If yes, please indicate the capacity in which you received the information at the end of this form, but do not include the specific information in question on this form.)

11.	Have you improperly transmitted proprietary information between Cadence and any prior employers or other individuals or entities?

Initial:
Date:

Question		Yes	No

12.	Have you reported all political contributions that you made in the past two years?

13.

In the past 10 years, have you been charged with or convicted of or plead guilty or no contest in a domestic, foreign, or military court to any:

•       Felony

•       Misdemeanor involving investments or an investment-related business, or any fraud, false statements, filings or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

14.

In the past 10 years, has any federal regulatory agency, the U.S. Postal Service, any state regulatory agency, or any foreign financial regulatory authority found you to have:

•       Made a false statement or omission, or been dishonest, unfair, or unethical?

•       Been involved in a violation of investment-related regulations or statutes?

•       Been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

15.

In the past 10 years, has any federal regulatory agency, the U.S. Postal Service, any state regulatory agency, or any foreign financial regulatory authority:

•       Entered an order or injunction against you in connection with an investment-related activity or the making of false representations?

•       Denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?

16.

In the past 10 years, has any self-regulatory organization or commodities exchange found you to have:

•       Made a false statement or omission?

•       Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?

•       Been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

17.	In the past 10 years, has any self-regulatory organization or commodities exchange disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities?

18.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?

Initial:
Date:

Question		Yes	No
19.	In the past 10 years, has any domestic or foreign court:

•       Enjoined or restrained you in connection with any investment or securities-related activity, or in connection with any false SEC filing?

•       Found that you were involved in a violation of investment-related statutes or regulations?

•       Dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

20.	Are you now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?

21.

Have you been convicted within ten years of any felony or misdemeanor:

•       In connection with the purchase or sale of any security;

•       Involving the making of any false filing with the SEC; or

•       Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities?

22.

Are you subject to any order, judgment or decree of any court of competent jurisdiction, entered within the past five years, that restrains or enjoins you from engaging or continuing to engage in any conduct or practice:

•       In connection with the purchase or sale of any security;

•       Involving the making of any false filing with the SEC; or

•       Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, or paid solicitor of purchasers of securities?

23.

Are you subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); a federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

•       Bars you from association with an entity regulated by such commission, authority, agency, or officer;

•       Bars you from engaging in the business of securities, insurance or banking;

•       Bars you from engaging in savings association or credit union activities; or

•       Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within the past ten years?

Initial:
Date:

Question		Yes	No

24.	Are you subject to an SEC order that:

•       Suspends or revokes your registration as a broker, dealer, municipal securities dealer or investment adviser;

•       Places limitations on your activities, functions or operations; or

•       Bars you from being associated with any entity or from participating in the offering of any penny stock?

25.

Are you subject to any order of the SEC within the past five years that orders you to cease and desist from committing or causing a violation or future violation of:

•       Any scienter-based anti-fraud provision of the federal securities laws; or

•       Section 5 of the Securities Act of 1933?

26.	Have you been suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange, or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

27.	In the past five years have you filed (as a registrant or issuer), or were you named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or are you the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

28.	In the past five years have you been subject to a U.S. Postal Service false representation order, or are you subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the U.S. Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

New employees should skip the remaining questions and explain any marks in shaded boxes below the table.

29.	During the past 12 months, have you reported all personal securities transactions and reportable accounts in accordance with Cadence’s reporting policies and any policy exceptions granted to you by the Compliance Department?

30.	During the past 12 months, have you reported gifts and entertainment in accordance with Cadence’s reporting policies?

31.	During the past 12 months, have you traded on or improperly transmitted any material, non-public information?

Initial:
Date:

32.	During the past 12 months, have you become aware of any violation of Cadence’s Code of Ethics that you did not disclose to the CCO?

33.	To the best of your knowledge, during the past 12 months, has Cadence and its employees (including yourself) complied with the Company’s written policies and procedures?

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

By signing below, I certify that I have responded to the questions set forth in this Annual Compliance Questionnaire completely and accurately.

Print Name:	____________________________________________	Date:	_______________________________

Signature:	____________________________________________

Initial:
Date:

Exempt Accounts Certification

Dear <Chief Compliance Officer>,

In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Rule”), I am considered to be an “access person” of Cadence Capital Management, LLC (“Cadence”) and subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings to be made to Cadence. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

•	I have no direct or indirect influence or control over the Accounts;

•	If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and

•	I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of Cadence’s Chief Compliance Officer.

Access persons completing this certification on an annual basis, also acknowledge and certify the following:

•	I did not direct or suggest any purchases or sales of specific securities for the Accounts during the period <Month YEAR to Month YEAR>;

•	Any discussions with the Manager about my Accounts related to general guidelines involving my investment objectives, risk tolerance and investment timeline.

Name:

Signature:

Date:

Attachment – Miscellaneous Reporting Form

Use this form to make disclosures or seek approvals not addressed by other forms in this Manual.

Provide a detailed description of the issue you are disclosing or for which you are seeking approval. To the extent possible, include specific names and dates, as well as any applicable conflicts of interest or regulatory issues.

Submitted by:
Signature	Date
Print Name

Reviewed by:
Signature	Date
Print Name

Describe any necessary follow up: